As filed with the Securities and Exchange Commission on May 27, 2016

Registration No. 333-208556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COCA-COLA EUROPEAN PARTNERS PLC

(Exact name of registrant as specified in its charter)

N/A

(Translation of registrant name into English)

England and Wales

(State or other jurisdiction of incorporation or organization)

2086

(Primary Standard Industrial Classification Code Number)

98-1267571

(I.R.S. Employer Identification Number)

c/o Jordans Limited

20-22 Bedford Row,

London, WC1R 4JS

+44 (0)20 7400 3333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, DE 19711

(302) 738-6680

Attention: Service of Process Department

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Helene R. Banks, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	Eric S. Shube, Esq. Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020 (212) 610-6366	Matthew P. Salerno, Esq. Grant M. Binder, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2742

Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the closing of the transactions described therein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-208556

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary shares, nominal value €0.01 per share	11,400,000	N/A	$415,872,000	$41,878.31

(1)	This Registration Statement relates to the registration statement on Form F-4 filed by the Registrant (Registration No. 333-208556) which was filed on December 15, 2015 and declared effective by the Securities and Exchange Commission on April 11, 2016 (the “Prior Registration Statement”) relating to the ordinary shares of the Registrant, nominal value €0.01 per share (the “Orange Shares”), to be issued to holders of the common stock (the “CCE Common Stock”) of Coca-Cola Enterprises, Inc. (“CCE”), pursuant to the Merger Agreement, dated as of August 6, 2015, by and among CCE, Coca-Cola European Partners plc (formerly known as Spark Orange Limited) (“Orange”), Orange U.S. HoldCo, LLC (“US HoldCo”) and Orange MergeCo, LLC (“MergeCo”). This Registration Statement covers 11,400,000 additional Orange Shares issuable upon the completion of the Merger described in the Prior Registration Statement. In connection with the filing and amendment of the Prior Registration Statement, 234,847,336 Orange Shares were registered with the Securities and Exchange Commission (the “Commission”). The maximum number of Orange Shares estimated to be issuable upon the closing of the Merger is 246,247,336.
(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee is required by Section 6(b) of the Securities Act (as defined herein), and computed pursuant to Rules 457(f) and 457(c) under the Securities Act. Pursuant to Rule 457(f) under the Securities Act, the proposed maximum aggregate offering price of the Orange Shares covered hereby is equal to $415,872,000, which was determined by multiplying (i) 11,400,000, the estimated number of additional Orange Shares covered by this Registration Statement to be exchanged for shares of CCE Common Stock, by (ii) $50.98, the average of the high and low prices for the CCE Common Stock as reported on the NYSE on May 26, 2016 and subtracting (iii) $165,300,000, the estimated amount of cash to be paid by Orange to CCE Shareholders in connection with the additional Orange Shares (as defined in the Initial Registration Statement) covered hereby in the Merger.
(3)	Calculated by multiplying the estimated aggregate offering price of the securities to be registered by 0.0001007.

This Registration Statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission pursuant to General Instruction H of Form F-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 11,400,000 Orange Shares estimated to be issuable upon exercise of options to holders of options to purchase the CCE Common Stock that will convert into options exercisable for Orange Shares upon the closing of the Merger (each as defined in the Prior Registration Statement). This registration statement incorporates by reference the contents of the Prior Registration Statement on Form F-4 (Registration No. 333-208556), which was declared effective on April 11, 2016 including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on May 27, 2016.

COCA-COLA EUROPEAN PARTNERS PLC

By:	/s/ Irial Finan
Name:	Irial Finan
Title:	Director

By:	/s/ Garry Watts
Name:	Garry Watts
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 27, 2016.

Signature	Title

/s/ Garry Watts	Director (principal executive officer, principal accounting officer and principal financial officer)
Garry Watts

/s/ Donald J. Puglisi	Authorized Representative in the United States
Donald J. Puglisi Managing Director Puglisi & Associates

EXHIBIT INDEX

All exhibits filed with or incorporated by reference in the Prior Registration Statement (File No. 333-208556), as amended, are incorporated by reference into, and shall be deemed part of, this Registration Statement. In addition, the following exhibits are filed herewith:

(5)	Opinion of Slaughter and May regarding legality

(23.1)	Consent of Slaughter and May (included in the opinion filed as Exhibit (5))